UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2023

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

As previously reported by Phunware, Inc. (the "Company", "we", "us" or "our"), on July 6, 2022, we entered into a note purchase agreement (the “Purchase Agreement”) with Streeterville Capital, LLC (the “noteholder” or “Streeterville”) and issued an unsecured promissory note (the "2022 Promissory Note") with an original principal amount of $12,808,672 in a private placement. The 2022 Promissory Note had an original issue discount of $491,872 and we paid at closing issuance costs totaling $521,872. After deducting all transaction fees paid by us at closing, net cash proceeds to the Company at closing were $11,794,928. No interest was to accrue on the 2022 Promissory Note. Beginning on November 1, 2022, our monthly amortization payment was approximately $1,565,504, until the original maturity date of July 1, 2023. We had the right to defer any monthly payment by one month up to twelve times so long as certain conditions, as defined in the 2022 Promissory Note, are satisfied. In the event we exercise the deferral right for any given month: (i) the outstanding balance will automatically increase by 1.85%; (ii) we will not be obligated to make the monthly payment for such month; and (iii) the maturity date will be extended for one month. We may prepay any or all outstanding balance of the 2022 Promissory Note earlier than it is due by paying the noteholder 110% of the portion of the outstanding balance we elect to prepay. The prepayment premium also applies to the monthly amortization payments.

On March 15, 2023, we elected to defer monthly payment obligations for April, May, June and July 2023, as permitted, at the time, by the 2022 Promissory Note. In connection therewith, we entered into a waiver agreement with the noteholder waiving the Payment Deferral Conditions, as defined in the 2022 Promissory Note. For agreeing to waive the Payment Deferral Conditions, we agreed to compensate the noteholder an amount equal to 5% of the outstanding balance immediately before entering into the waiver agreement. As a result of our election to defer the four (4) monthly payments, the outstanding balance of the 2022 Promissory Note was increased by 1.85% on the first day of each month beginning on April 1, 2023 and concluding on July 1, 2023. The waiver fee and the additional principal was to be paid in connection with our monthly installment payments once the deferral period concluded. Beginning on August 1, 2023 and on the same day of each month thereafter, we were required to pay to the noteholder the new monthly amortization payment in the amount of approximately $1,768,837.

On August 14, 2023, we entered into an Amendment to the 2022 Promissory Note (the “Amendment”) with the noteholder. The amendment extended the maturity date to June 1, 2024 and provided that effective August 1, 2023, we were required to make monthly amortization payments of at least $800,000 commencing on August 31, 2023 until the 2022 Promissory Note is paid-in-full. The Amendment also removed the required payment of $1,768,837 that was due on August 1, 2023. We also granted the noteholder certain limited conversion rights, subject to advance payment and volume conditions. Conversions into shares of our common stock made pursuant to the limited conversion rights will be calculated on a conversion price equal to 90% of the lower of (i) the closing trading price of our common stock on the trading day immediately preceding the date for such conversion or (ii) the average closing trading price of our common stock for the five trading days immediately preceding the date for such conversion. If the noteholder elects to convert pursuant to the limited conversion option, such conversions will reduce the current month’s monthly amortization payment. Any conversions in any given month in excess of the $800,000 monthly payment will be applied to reduce the following month's required monthly amortization payment. In connection with the amendment, we agreed to pay an extension fee equal to approximately $708,000, which was 10% of the outstanding principal balance of the 2022 Promissory Note at the time of entering into the Amendment. The Amendment also provided that the outstanding balance shall accrue interest at a rate of 8% beginning on August 1, 2023, and payment deferrals are no longer permitted under the 2022 Promissory Note.

Upon the occurrence of certain events described in the 2022 Promissory Note, including, among others, our failure to pay amounts due and payable under the 2022 Promissory Note, events of insolvency or bankruptcy, failure to observe covenants contained in the Purchase Agreement and the 2022 Promissory Note, breaches of representations and warranties in the Purchase Agreement, and occurrence of certain transactions without the noteholder’s consent (each such event, a “Trigger Event”), the noteholder has the right, subject to certain exceptions, to increase the balance of the 2022 Promissory Note by 15% for a Major Trigger Event (as defined in the 2022 Promissory Note) and 5% for a Minor Trigger Event (as defined in the 2022 Promissory Note). If a Trigger Event is not cured within five (5) trading days of written notice thereof from the noteholder, it will result in an event of default (such event, an “Event of Default”). Following an Event of Default, Streeterville may accelerate the 2022 Promissory Note such that all amounts thereunder become immediately due and payable, and interest shall accrue at a rate of 15% annually until paid.

Effective December 6, 2023, the Company entered into an Acknowledgement and Agreement with Streeterville pursuant to which the parties (a) memorialized Streeterville’s (1) waiver of the Company’s obligations to satisfy minimum balance reduction requirements in cash for each of October 2023 and November 2023 under the 2022 Promissory Note, and (2) agreement to waive such minimum balance reduction requirements for December 2023 and agreement to consider in good faith if and when requested by the Company waiving such minimum balance reduction requirements for January 2024, February 2024 and March 2024 (each, a "Specified Month"), in each case with respect to any outstanding portion of the minimum balance reduction requirements for each and any Specified Month remaining after giving effect to any exercise of limited conversion rights by Streeterville ("Limited Conversion Rights") during such Specified Month so as to allow Borrower to defer paying the amount of any such minimum balance reduction requirements in cash for and during each such Specified Month; and (b) Streeterville agreed to not exercise its Limited Conversion Rights during the period from and including the date of the closing of the purchase of the Company’s common stock by one or more purchasers pursuant to one or more securities purchase agreements or similar agreements or instruments, which date of closing (such date, the "Securities Purchase Closing Date") which occurs on or before December 31, 2023, through and including the date which is sixty (60) days following the Securities Purchase Closing Date. As consideration for the Acknowledgement and Agreement, the Company agreed to pay to Streeterville a fee in an aggregate amount equal to 7.5% of the outstanding balance of the 2022 Promissory Note, of which 2.5% will be paid as consideration to Streeterville for its agreement to waive certain of the Company’s minimum balance reduction obligations as described above and 5.0% will be paid as consideration to Streeterville for its agreement to waive its Limited Conversion Rights for the period described above. The aggregate 7.5% fee, which we expect to be approximately $345,000, will be added to the outstanding balance of the 2022 Promissory Note.

The foregoing is only a summary of the material terms of the Note Purchase Agreement, the 2022 Promissory Note, the Amendment and the Acknowledgement and Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to such documents, which are filed or incorporated by reference as Exhibits 10.1 through 10.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1
Note Purchase Agreement, dated July 6, 2022, between Phunware, Inc. and Streeterville Capital, LLC (Incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K (File No. 001-37862) filed with the SEC on June 8, 2022).

10.2
Promissory Note, dated July 6, 2022, between Phunware, Inc. and Streeterville Capital, LLC (Incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K (File No. 001-37862) filed with the SEC on June 8, 2022).

10.3
Amendment to Promissory Note by and between Phunware, Inc. and Streeterville Capital, LLC (Incorporated by reference to Exhibit 10.7 of the Registrants Form 10-Q (File No. 001-37862) filed with the SEC on August 14, 2023).

10.4	Acknowledgement and Agreement effective December 6, 2023 by and between Phunware, Inc. and Streeterville Capital, LLC.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2023	Phunware, Inc.

	By:	/s/ Troy Reisner
Troy Reisner Chief Financial Officer